Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 5, 2013	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

Record Sales Produce Full Year Adjusted Earnings per Share of $5.25

DULUTH, GA – February 5 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.7 billion for the fourth quarter of 2012, an increase of approximately 7.4% compared to net sales of $2.5 billion for the fourth quarter of 2011. Reported and adjusted net income for the fourth quarter of 2012 were $1.04 per share and $0.99 per share, respectively. Adjusted net income excludes a non-cash intangible asset impairment charge of approximately $22.4 million related to the Company’s Chinese harvesting business. Adjusted net income also excludes a non-cash tax gain of $26.9 million from the recognition of U.S. deferred tax assets. These results compare to reported and adjusted net income of $2.90 per share and $1.44 per share, respectively, for the fourth quarter of 2011. Adjusted net income for the fourth quarter of 2011 excluded a non-cash tax gain and transaction expenses associated with the acquisition of GSI. Excluding unfavorable currency translation impacts of approximately 4.0%, net sales in the fourth quarter of 2012 increased approximately 11.4% compared to the fourth quarter of 2011.

Net sales for the full year of 2012 were approximately $10.0 billion, an increase of approximately 13.6% compared to the full year of 2011. Excluding the unfavorable impact of currency translation of approximately 7.7% and the favorable impact of acquisitions of approximately 8.8%, net sales for the full year of 2012 increased approximately 12.5% compared to the full year of 2011. For the full year of 2012, reported net income per share was $5.30 and adjusted net income per share, excluding the items discussed above, was $5.25. These results compare to reported net income of $5.95 per share and adjusted net income, excluding the items discussed above, of $4.48 per share for the full year of 2011.

Fourth Quarter Highlights

•	Organic sales growth for Q4 2012 vs Q4 2011 was 7.3%, with the strongest growth coming from South America and Asia/Pacific(1)

•	Regional organic sales results: South America +27.8%; Asia/Pacific +27.5%; Europe/Africa/ Middle East (“EAME”) +3.4%; North America (1.8%)

•	Fourth quarter operating margin reached approximately 10% in the South American region and North American operating margin improved 120 basis points in Q4 2012 vs Q4 2011

•	EAME fourth quarter sales and operating income negatively impacted by lower production and start-up costs associated with the new Fendt assembly facility in Germany

•	Working capital reduction in the fourth quarter resulting in 2012 full-year free cash flow of approximately $326 million

(1)	Excludes currency translation and acquisition impacts

“AGCO completed 2012 with record sales and adjusted earnings while making significant upgrades to our product offerings and improving our manufacturing facilities,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We also generated $326 million of free cash flow for the full year of 2012 after increasing our strategic investments in our business. This progress was achieved while overcoming start-up inefficiencies in our German manufacturing operations. Our margin improvement initiatives continued to be successful. Most notably, full year operating margins in South America expanded over 100 basis points and North American operating margins were approximately 10%, the best in over a decade. Looking forward, we continue to have a positive long-term outlook for our industry and for AGCO as demonstrated by the start of a share repurchase plan last July and the recently announced initiation of a dividend beginning in March 2013.”

Market Update

Industry Unit Retail Sales

	Tractors	Combines
Year ended December 31, 2012	Change from Prior Year Period	Change from Prior Year Period
North America	10%	Flat
South America	3%	(1)%
Western Europe	(3)%	5%

“Global commodity prices remain elevated due to weather-related production difficulties across many of the developed markets,” stated Mr. Richenhagen. “Crop production in North America was significantly lower in 2012 due to ongoing drought conditions. However, higher crop prices and extensive crop insurance produced near record levels of farm income in the U.S. supporting farm machinery purchases. We are experiencing softness in demand for grain storage and protein production equipment as a result of lower crop production volumes. A mixed weather pattern is partially offsetting attractive crop prices in Europe. Industry sales remain soft in the weather impacted markets of Southern Europe, Scandinavia and Finland, while demand remained stable in the key Western European markets of Germany and France. Industry demand in South America increased during the second half of 2012. Improved crop yields, attractive government financing programs in Brazil and favorable grain prices all supported farm equipment industry sales. Demand for commodities has caught up with global capacity driven by biofuels use, the growing population and increasing emerging market protein consumption. Our long-term view remains optimistic as elevated farm income should continue to support healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

	Net sales	% change from 2011	% change from 2011 due to currency translation(1)
Three months ended December 31, 2012
North America	$652.3	9.0%	0.6%
South America	511.9	14.1%	(15.9)%
Europe/Africa/Middle East	1,406.5	1.8%	(2.3)%
Asia/Pacific	132.7	49.1%	(0.3)%

Total	$2,703.4	7.4%	(4.0)%

Year ended December 31, 2012
North America	$2,584.4	46.0%	(0.7)%
South America	1,855.7	(0.8)%	(15.8)%
Europe/Africa/Middle East	5,073.7	4.7%	(7.4)%
Asia/Pacific	448.4	57.9%	(2.8)%

Total	$9,962.2	13.6%	(7.7)%

(1)	See Footnotes for additional disclosure

North America

AGCO’s North American sales grew 19.8% in the full year of 2012 compared to 2011, excluding the impact of unfavorable currency translation and the acquisition benefit from GSI. Elevated levels of farm income continued to support strong industry demand from the professional farming sector and produced healthy growth for AGCO. The most significant increases were in high horsepower tractors, sprayers and hay equipment. The positive contribution of acquisitions, higher sales and margin improvement initiatives all contributed to growth in income from operations of $169.0 million for the full year of 2012 compared to 2011.

South America

Excluding the benefit of acquisitions and negative currency translation, South American sales were 10.3% higher in the full year of 2012 compared to the full year of 2011. Higher sales in Brazil were partially offset by declines in Argentina. AGCO’s profitability in South America improved during the full year of 2012, with operating margins rising to 8.7% compared to 7.7% in the same period of 2011. Income from operations increased $18.5 million for the full year of 2012 compared to 2011 due to higher sales and margin expansion.

EAME

Sales in AGCO’s EAME region grew approximately 9.9% in the full year of 2012 compared to the full year of 2011, exclusive of acquisition benefits and the unfavorable impact of currency translation. AGCO sales growth in France, Germany and Russia was partially offset by lower sales in southern Europe and Finland. EAME operating income declined by $12.0 million in the full year of 2012 compared to the same period in 2011. Results were negatively impacted by a weaker sales mix and start-up costs associated with the slow ramp of production in the new Fendt tractor assembly facility.

Asia/Pacific

Excluding the benefit of acquisitions and negative currency translation, net sales in the Asia/Pacific region were 23.2% higher in the full year of 2012 compared to the full year of 2011. Growth in Australia, New Zealand and China produced most of the increase. Income from operations in the Asia/Pacific region decreased $13.7 million in the full year of 2012, compared to 2011, due to increased market development costs in China.

Outlook

Elevated soft commodities prices in 2013 are expected to support healthy farm income and sustain stable equipment demand. For 2013, AGCO is projecting net sales in a range from $10.2 billion to $10.4 billion, with forecasted pricing benefits, market share improvements and relatively neutral currency impacts. Improved gross and operating margins compared to 2012 levels are expected while allowing for significant investments in product and market development costs. Based on these assumptions, AGCO is targeting 2013 earnings per share in a range from $5.10 to $5.35. The Company’s earnings target reflects an increase in income tax expense of approximately $0.40 per share compared to 2012 and previous 2013 projections as a result of the recognition of its U.S. deferred income tax assets.

“As we turn our focus to 2013, we remain optimistic about AGCO’s ability to take advantage of the positive long-term demand drivers for our industry,” stated Mr. Richenhagen. “Organic growth and margin improvement will continue to be our primary focus. AGCO’s cost reduction initiatives are aimed at lowering material and labor costs through purchasing actions and factory productivity. Engineering expenditures are expected to increase as we work to meet tier 4 emissions requirements. We expect to continue to invest in new products, including upgraded harvesting, high horsepower tractor and sprayer offerings, and to devote significant resources to enhance our presence in the CIS region, China and Africa. Our plans in 2013 also include investing in our manufacturing facilities to enable our growth and improve our productivity.”

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 5, 2013. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, farm incomes, share repurchase plans, initiation of dividend payments, cost reduction initiatives, commodity prices, pricing benefits, effects of tax accounting, margin improvements, currency translation, investments in production facilities and product development, expanding markets, industry demand, productivity and market share improvements, general economic conditions and engineering efforts, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•

Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•

The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•

A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2012, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•

Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•

We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•

All acquisitions, including the acquisition of GSI, involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating recent and future acquisitions into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	Our production levels and capacity constraints at our facilities, including those resulting from plant expansions, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•

We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•

We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•

We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2011. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through four core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,150 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2012, AGCO had net sales of $10.0 billion. http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$781.3	$724.4
Accounts and notes receivable, net	924.6	970.5
Inventories, net	1,703.1	1,559.6
Deferred tax assets	243.5	142.7
Other current assets	302.2	265.6

Total current assets	3,954.7	3,662.8
Property, plant and equipment, net	1,406.1	1,222.6
Investment in affiliates	390.3	346.3
Deferred tax assets	40.0	37.6
Other assets	131.2	126.9
Intangible assets, net	607.1	666.5
Goodwill	1,192.4	1,194.5

Total assets	$7,721.8	$7,257.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$59.1	$60.1
Accounts payable	888.3	937.0
Accrued expenses	1,226.5	1,080.6
Other current liabilities	98.8	127.8

Total current liabilities	2,272.7	2,205.5
Long-term debt, less current portion	1,227.7	1,409.7
Pensions and postretirement health care benefits	331.6	298.6
Deferred tax liabilities	242.7	192.3
Other noncurrent liabilities	149.1	119.9

Total liabilities	4,223.8	4,226.0

Temporary Equity	7.3	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,092.1	1,073.2
Retained earnings	2,843.7	2,321.6
Accumulated other comprehensive loss	(479.4)	(400.6)

Total AGCO Corporation stockholders’ equity	3,457.4	2,995.2

Noncontrolling interests	33.3	36.0

Total stockholders’ equity	3,490.7	3,031.2

Total liabilities, temporary equity and stockholders’ equity	$7,721.8	$7,257.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2012	2011
Net sales	$2,703.4	$2,517.8
Cost of goods sold	2,175.6	1,993.7

Gross profit	527.8	524.1
Selling, general and administrative expenses	284.5	246.9
Engineering expenses	89.6	84.0
Impairment charge	22.4	—
Amortization of intangibles	12.4	7.5

Income from operations	118.9	185.7
Interest expense, net	14.1	9.1
Other expense, net	10.5	1.8

Income before income taxes and equity in net earnings of affiliates	94.3	174.8
Income tax provision (benefit)	6.9	(98.8)

Income before equity in net earnings of affiliates	87.4	273.6
Equity in net earnings of affiliates	13.6	11.7

Net income	101.0	285.3
Net loss (income) attributable to noncontrolling interests	1.5	(0.1)

Net income attributable to AGCO Corporation and subsidiaries	$102.5	$285.2

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.06	$2.94

Diluted	$1.04	$2.90

Weighted average number of common and common equivalent shares outstanding:
Basic	96.9	97.1

Diluted	98.5	98.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Years Ended December 31,
	2012	2011
Net sales	$9,962.2	$8,773.2
Cost of goods sold	7,839.0	6,997.1

Gross profit	2,123.2	1,776.1
Selling, general and administrative expenses	1,041.2	869.3
Engineering expenses	317.1	275.6
Restructuring and other infrequent income	—	(0.7)
Impairment charge	22.4	—
Amortization of intangibles	49.3	21.6

Income from operations	693.2	610.3
Interest expense, net	57.6	30.2
Other expense, net	34.8	19.1

Income before income taxes and equity in net earnings of affiliates	600.8	561.0
Income tax provision	137.9	24.6

Income before equity in net earnings of affiliates	462.9	536.4
Equity in net earnings of affiliates	53.5	48.9

Net income	516.4	585.3
Net loss (income) attributable to noncontrolling interests	5.7	(2.0)

Net income attributable to AGCO Corporation and subsidiaries	$522.1	$583.3

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$5.38	$6.10

Diluted	$5.30	$5.95

Weighted average number of common and common equivalent shares outstanding:
Basic	97.1	95.6

Diluted	98.6	98.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$516.4	$585.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	180.6	151.9
Deferred debt issuance cost amortization	3.5	2.9
Impairment charge	22.4	—
Amortization of intangibles	49.3	21.6
Amortization of debt discount	8.7	8.2
Stock compensation	36.8	24.4
Equity in net earnings of affiliates, net of cash received	(25.7)	(19.0)
Deferred income tax benefit	(36.4)	(127.6)
Other	0.6	(1.3)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	40.6	5.4
Inventories, net	(160.9)	(221.0)
Other current and noncurrent assets	(71.8)	(16.5)
Accounts payable	(61.7)	162.3
Accrued expenses	154.5	183.5
Other current and noncurrent liabilities	9.5	(34.2)

Total adjustments	150.0	140.6

Net cash provided by operating activities	666.4	725.9

Cash flows from investing activities:
Purchases of property, plant and equipment	(340.5)	(300.4)
Proceeds from sale of property, plant and equipment	0.9	1.5
Purchase of businesses, net of cash acquired	(2.9)	(1,018.0)
Investments in consolidated affiliates, net of cash acquired	(20.1)	(34.8)
Investments in unconsolidated affiliates, net	(15.8)	(8.3)
Restricted cash and other	3.7	(3.7)

Net cash used in investing activities	(374.7)	(1,363.7)

Cash flows from financing activities:
Repurchase or conversion of convertible senior subordinated notes	—	(161.0)
(Repayment of) proceeds from debt obligations, net	(222.5)	850.5
Payment of debt issuance costs	(0.2)	(14.8)
Payment of minimum tax withholdings on stock compensation	(0.3)	(2.5)
Purchases and retirement of common stock	(17.6)	—
(Distribution to) investments by noncontrolling interests	(1.0)	(1.5)
Proceeds from issuance of common stock	—	0.3

Net cash (used in) provided by financing activities	(241.6)	671.0

Effect of exchange rate changes on cash and cash equivalents	6.8	(28.7)

Increase in cash and cash equivalents	56.9	4.5
Cash and cash equivalents, beginning of year	724.4	719.9

Cash and cash equivalents, end of year	$781.3	$724.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Cost of goods sold	$0.5	$0.5	$2.4	$1.6
Selling, general and administrative expenses	7.5	6.0	34.6	23.0

Total stock compensation expense	$8.0	$6.5	$37.0	$24.6

2.	INDEBTEDNESS

Indebtedness at December 31, 2012 and 2011 consisted of the following:

	December 31, 2012	December 31, 2011
1 1/4% Convertible senior subordinated notes due 2036	$192.1	$183.4
4 1/2% Senior term loan due 2016	264.2	259.4
5 7/8% Senior notes due 2021	300.0	300.0
Credit Facility	465.0	665.0
Other long-term debt	65.5	62.0

	1,286.8	1,469.8
Less: Current portion of long-term debt	(59.1)	(60.1)

Total indebtedness, less current portion	$1,227.7	$1,409.7

As of December 31, 2012 and 2011, the closing sales price of the Company’s common stock had not exceeded 120% of the conversion price of the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2012 and 2011, and, therefore, the Company classified the notes as long-term debt. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.

3.	INVENTORIES

Inventories at December 31, 2012 and 2011 were as follows:

	December 31, 2012	December 31, 2011
Finished goods	$598.5	$500.0
Repair and replacement parts	505.6	450.7
Work in process	137.5	127.6
Raw materials	461.5	481.3

Inventories, net	$1,703.1	$1,559.6

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2012 and 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of December 31, 2012 and 2011, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.1 billion and $827.5 million, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.4 million and $21.8 million during the three months and year ended December 31, 2012, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations were approximately $6.4 million and $22.0 million during the three months and year ended December 31, 2011, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2012 and 2011, these retail finance joint ventures had approximately $100.6 million and $62.0 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2012 and 2011 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$102.5	$285.2	$522.1	$583.3

Weighted average number of common shares outstanding	96.9	97.1	97.1	95.6

Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.06	$2.94	$5.38	$6.10

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$102.5	$285.2	$522.1	$583.3

Weighted average number of common shares outstanding	96.9	97.1	97.1	95.6
Dilutive stock options, SSARs, performance share awards and restricted stock awards	1.0	0.9	1.0	0.6
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.6	0.2	0.5	1.9

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted net income per share	98.5	98.2	98.6	98.1

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.04	$2.90	$5.30	$5.95

6.	SEGMENT REPORTING

Effective January 1, 2012, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Rest of World, to North America; South America; Europe/Africa/Middle East; and Asia/Pacific. The Asia/Pacific reportable segment includes the regions of Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment will now include certain markets in Eastern Europe. Effective January 1, 2012, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the three months and year ended December 31, 2011 have been adjusted to reflect the change in reportable segments.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2012 and 2011 are as follows:

Three Months Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2012
Net sales	$652.3	$511.9	$1,406.5	$132.7	$2,703.4
Income from operations	54.0	51.0	87.4	0.4	192.8

2011
Net sales	$598.7	$448.5	$1,381.6	$89.0	$2,517.8
Income from operations	42.6	36.4	142.5	8.0	229.5

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2012
Net sales	$2,584.4	$1,855.7	$5,073.7	$448.4	$9,962.2
Income from operations	259.9	161.6	474.9	10.2	906.6

2011
Net sales	$1,770.6	$1,871.5	$4,847.2	$283.9	$8,773.2
Income from operations	90.9	143.1	486.9	23.9	744.8

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Segment income from operations	$192.8	$229.5	$906.6	$744.8
Corporate expenses	(31.6)	(30.3)	(107.1)	(90.6)
Stock compensation expense	(7.5)	(6.0)	(34.6)	(23.0)
Restructuring and other infrequent income	—	—	—	0.7
Impairment charge	(22.4)	—	(22.4)	—
Amortization of intangibles	(12.4)	(7.5)	(49.3)	(21.6)

Consolidated income from operations	$118.9	$185.7	$693.2	$610.3

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and net income per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and net income per share to reported income from operations, net income and net income per share for the three months ended December 31, 2012 and 2011 (in millions, except per share data):

	Three months ended December 31,
	2012			2011
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As adjusted	$141.3	$98.0	$0.99	$191.5	$141.7	$1.44
Tax adjustments(2)	—	(26.9)	(0.27)	—	—	—
Impairment charge(3)	22.4	22.4	0.22	—	—	—
GSI acquisition(4)	—	—	—	5.8	(143.5)	(1.46)

As reported	$118.9	$102.5	$1.04	$185.7	$285.2	$2.90

(1)	Net income and net income per share amounts are after tax.
(2)

During the fourth quarter of 2012, the Company recorded a non-cash tax gain associated with the recognition of certain U.S. deferred tax assets from the reversal of its U.S. deferred tax valuation allowance and the recognition of certain U.S. research and development tax credits.

(3)

In accordance with ASC 350, “Intangibles - Goodwill and Other,” the Company conducted an impairment analysis of its Chinese harvesting business during the fourth quarter of 2012. As a result of its analysis, the Company concluded that the goodwill and certain other intangible assets were impaired and recorded an impairment charge of $22.4 million.

(4)	During the fourth quarter of 2011, the Company recorded a tax gain of $149.3 million and acquisition expenses of $5.8 million associated with the GSI acquisition.

The following is a reconciliation of adjusted income from operations, net income and net income per share to reported income from operations, net income and net income per share for the years ended December 31, 2012 and 2011 (in millions, except per share data):

	Years ended December 31,
	2012			2011
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As adjusted	$715.6	$517.6	$5.25	$615.4	$439.3	$4.48
Tax adjustments(2)	—	(26.9)	(0.27)	—	—	—
Impairment charge(3)	22.4	22.4	0.22	—	—	—
Restructuring and other infrequent income(4)	—	—	—	(0.7)	(0.5)	—
GSI acquisition(5)	—	—	—	5.8	(143.5)	(1.47)

As reported	$693.2	$522.1	$5.30	$610.3	$583.3	$5.95

(1)	Net income and net income per share amounts are after tax.
(2)

During the fourth quarter of 2012, the Company recorded a non-cash tax gain associated with the recognition of certain U.S. deferred tax assets from the reversal of its U.S. deferred tax valuation allowance and the recognition of certain U.S. research and development tax credits.

(3)

In accordance with ASC 350, “Intangibles - Goodwill and Other,” the Company conducted an impairment analysis of its Chinese harvesting business during the fourth quarter of 2012. As a result of its analysis, the Company concluded that the goodwill and certain other intangible assets were impaired and recorded an impairment charge of $22.4 million.

(4)

The restructuring and other infrequent income recorded during 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations.

(5)	During the fourth quarter of 2011, the Company recorded a tax gain of $149.3 million and acquisition expenses of $5.8 million associated with the GSI acquisition.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months and year ended December 31, 2012, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2012	2011	% change from 2011	$	%
North America	$652.3	$598.7	9.0%	$3.5	0.6%
South America	511.9	448.5	14.1%	(71.1)	(15.9)%
Europe/Africa/Middle East	1,406.5	1,381.6	1.8%	(32.2)	(2.3)%
Asia/Pacific	132.7	89.0	49.1%	(0.3)	(0.3)%

	$2,703.4	$2,517.8	7.4%	$(100.1)	(4.0)%

	Years Ended December 31,			Change due to currency translation
	2012	2011	% change from 2011	$	%
North America	$2,584.4	$1,770.6	46.0%	$(11.6)	(0.7)%
South America	1,855.7	1,871.5	(0.8)%	(295.5)	(15.8)%
Europe/Africa/Middle East	5,073.7	4,847.2	4.7%	(357.7)	(7.4)%
Asia/Pacific	448.4	283.9	57.9%	(7.9)	(2.8)%

	$9,962.2	$8,773.2	13.6%	$(672.7)	(7.7)%

This earnings release discloses the percentage change in regional net sales due to the impact of acquisitions. The following table sets forth, for the three months and year ended December 31, 2012, the impact to net sales of acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to acquisitions
	2012	2011	% change from 2011	$	%
North America	$652.3	$598.7	9.0%	$61.1	10.2%
South America	511.9	448.5	14.1%	9.8	2.2%
Europe/Africa/Middle East	1,406.5	1,381.6	1.8%	10.5	0.8%
Asia/Pacific	132.7	89.0	49.1%	19.5	21.9%

	$2,703.4	$2,517.8	7.4%	$100.9	4.0%

	Years Ended December 31,			Change due to acquisitions
	2012	2011	% change from 2011	$	%
North America	$2,584.4	$1,770.6	46.0%	$475.7	26.9%
South America	1,855.7	1,871.5	(0.8)%	87.5	4.7%
Europe/Africa/Middle East	5,073.7	4,847.2	4.7%	104.7	2.2%
Asia/Pacific	448.4	283.9	57.9%	106.4	37.5%

	$9,962.2	$8,773.2	13.6%	$774.3	8.8%

The following is a reconciliation of free cash flow to net cash provided by operating activities for the years ended December 31, 2012 and 2011 (in millions):

	2012	2011
Net cash provided by operating activities	$666.4	$725.9
Less:
Capital expenditures	(340.5)	(300.4)

Free cash flow	$325.9	$425.5